EXHIBIT 2

ASSET PURCHASE AGREEMENT

Dated as of February 8, 2005

Among

NAVIGANT CONSULTING, INC.

CASAS, BENJAMIN & WHITE, LLC,

CBW SECURITIES, LLC,

EDWARD R. CASAS, INC.,

G. BENJAMIN, CPA, P.C.,

EDWARD R. CASAS

and

GERALD R. BENJAMIN

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 8, 2005, among Navigant Consulting, Inc., a Delaware corporation (“Buyer”), Casas, Benjamin & White, LLC, a Delaware limited liability company (“CBW”), CBW Securities, LLC, a Delaware limited liability company (the “Subsidiary” and, together with CBW, “Sellers”), Edward R. Casas, Inc., an Illinois corporation, and G. Benjamin, CPA, P.C., a Georgia corporation (collectively, the “Members”), and Edward R. Casas and Gerald R. Benjamin (collectively, the “Owners” and, together with the Members, the “Selling Parties”).

WHEREAS, Sellers are engaged in the business of providing financial restructuring and workout assistance and merger, acquisition, and corporate finance advisory services in North America (the “Business”); and

WHEREAS, Sellers desire to sell, and the Selling Parties desire to cause Sellers to sell to Buyer, and Buyer desires to purchase from Sellers, on a going concern basis, substantially all of the assets, properties and business of Sellers, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers, the Selling Parties and Buyer as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“AAA” has the meaning specified in Section 9.18.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Accounting Principles” means generally accepted accounting principles consistently applied, provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet included in Schedule 5.4.

“Allocation Schedule” has the meaning set forth in Section 3.3.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Balance Sheet” means the unaudited consolidated balance sheet of CBW as of the Balance Sheet Date included in Schedule 5.4.

“Balance Sheet Date” means December 31, 2004.

“Business” has the meaning specified in the recitals to this Agreement.

“Business Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by either Seller but shall not include any Excluded Asset.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means Buyer and its Affiliates and their respective successors and assigns.

“Buyer Sale” means the consummation of (a) a merger, consolidation or similar transaction directly or indirectly involving Buyer or the sale of all or substantially all of the assets of Buyer unless, following any such merger or consolidation the beneficial owners of the voting securities of Buyer outstanding immediately prior to such consummation beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such consummation (including, without limitation, a corporation which as a result of such transaction owns Buyer or all or substantially all of Buyer’s assets either directly or through one or more subsidiaries), (b) the acquisition by any Person or “group” (within the meaning of Rule 13d-5 under the Exchange Act) in one transaction or a series of related transactions of more than 50% of the voting securities of Buyer entitled to vote generally in the election of directors outstanding immediately after such acquisition or (c) the failure of the shares of common stock of Buyer to be listed on a national securities exchange or quoted on a quotation system or traded in the over-the-counter market; provided, however, that for purposes of subsection (b) of this sentence the following acquisitions of securities shall not constitute or be included when determining whether there has been a Buyer Sale: (i) any acquisition by Buyer or its subsidiaries, the purpose of which is not to evade the foregoing provisions of this definition or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Buyer or any corporation controlled by Buyer.

“CBW” has the meaning specified in the first paragraph of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claim Notice” has the meaning specified in Section 8.3(a).

“Closing” means the closing of the transfer of the Purchased Assets from Sellers to Buyer.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Cash Payment” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste, subject to Requirements of Law.

“Copyrights” means United States and foreign copyrights and mask works (as defined in 17 U.S.C. § 901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Customers” has the meaning specified in Section 5.25.

“Deferred Delivery Shares” means, collectively the 2006 Shares, the 2007 Shares and the 2008 Shares.

“Dispute” has the meaning specified in Section 9.17.

“Employment Agreements” means, collectively, the Employment Agreements, each in the form of Exhibit A, between Buyer and each of the Owners.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.

“Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals); provided, however, that (a) for purposes of computing the amount of Expenses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such

Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Expenses or the circumstances giving rise thereto, and (b) “Expenses” shall in no event include consequential or incidental damages which were not reasonably foreseeable (it being understood that in any event “Expenses” shall include costs related to damages for lost profits; provided, however, that nothing contained in this definition shall be deemed to lessen or otherwise alter the applicable legal and evidentiary standards that must be satisfied or proven to recover lost profits).

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.9.

“Instrument of Assignment” means the Instrument of Assignment in the form of Exhibit B.

“Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit C.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“IRS” means the Internal Revenue Service.

“knowledge” means (a) when used with respect to Sellers, the actual knowledge of one or more of Edward R. Casas, M.D., Gerald R. Benjamin or Paul Hogan or (b) when used with respect to Buyer, the actual knowledge of William Goodyear, Benjamin Perks, Julie Howard, Philip Steptoe and Jeff Stoecklein.

“Leased Real Property” has the meaning specified in Section 5.11.

“Letter of Intent” means the Letter of Intent dated January 21, 2005, among Buyer, CBW and the Owners.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges; provided, however, that (a) for purposes of computing the amount of Losses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Losses or the circumstances giving rise thereto, and (b) “Losses” shall in no event include consequential or incidental damages which were not reasonably foreseeable (it being understood that in any event “Losses” shall include damages for lost profits; provided, however, that nothing contained in this definition shall be deemed to lessen or otherwise alter the applicable legal and evidentiary standards that must be satisfied or proven to recover lost profits).

“Members” has the meaning specified in the first paragraph of this Agreement.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Owner Percentage” means 50% for Edward R. Casas and 50% for Gerald R. Benjamin.

“Owners” has the meaning specified in the first paragraph of this Agreement.

“Patent Rights” means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Business Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Business Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Laws” means any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Agreements” has the meaning specified in Section 5.21.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by either Seller or any Selling Party under this Agreement or in connection herewith.

“Seller Group Member” means either Seller or any Selling Party and their respective Affiliates and their respective successors and assigns.

“Sellers” has the meaning specified in the first paragraph of this Agreement.

“Selling Parties” has the meaning specified in the first paragraph of this Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” has the meaning specified in the first paragraph of this Agreement.

“Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes either Seller.

“Trademarks” means United States, state and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.

1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement (including Section 9.13), on the Closing Date, each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from such Seller, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of such Seller and the goodwill associated therewith and all of the assets and properties of such Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist on the Closing Date, other than Excluded Assets (herein collectively called the “Purchased Assets”), including all right, title and interest of such Seller in, to and under the following, as the same shall exist on the Closing Date (other than Excluded Assets):

(a) all of the assets reflected on the Balance Sheet, except for Excluded Assets and except for those assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of the Business consistent with past practice;

(b) all accounts receivable and all unbilled work-in-process as of the Closing Date, as listed on Schedule 2.1(b);

(c) the Governmental Permits listed in Schedule 5.9;

(d) the real estate leases and leasehold improvements listed or described in Schedule 5.11;

(e) the equipment, furniture and other personal property listed or referred to in Schedule 5.13;

(f) the personal property leases listed in Schedule 5.14;

(g) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed in Schedule 5.15;

(h) the contracts, agreements or understandings listed or described in Schedule 5.20;

(i) all client engagements, contracts or agreements with clients, client relationships, client work papers and client lists; provided that Sellers and their Affiliates shall retain all rights to indemnification or contribution thereunder to the extent such rights relate to matters prior to the Closing Date;

(j) all Trade Secrets and other proprietary or confidential information;

(k) the Software listed in Schedule 5.15;

(l) except as set forth in Section 2.1(i), all rights, claims or causes of action against third parties relating to the assets, properties, business or operations of either Seller arising out of transactions occurring prior to the Closing Date (it being understood that notwithstanding the foregoing, if any such right, claim or cause of action of either Seller will not have a material adverse continuing effect on the Business or the Purchased Assets, then such Seller shall retain such rights, claims and causes of action);

(m) all books and records (including all data and other information stored on discs, tapes or other media) of either Seller, including sales, advertising and marketing materials but excluding all financial books and records;

(n) copies of all financial books and records of either Seller; and

(o) all telephone, telex and telephone facsimile numbers, Internet sites and addresses and other directory listings utilized by either Seller.

2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) all cash, cash equivalents and bank deposits (including client deposits and retainers held by either Seller and listed on Schedule 2.2(a) (the “Deposits”));

(b) the investment assets described on Schedule 2.2(b);

(c) all rights, claims or causes of action against third parties relating to the Business which might arise in connection with the discharge by either Seller of the Excluded Liabilities, including rights of Sellers and their Affiliates to indemnification or contribution to the extent such rights relate to matters prior to the Closing Date and all rights, claims or causes of action described in Section 2.1(l) as retained by either Seller;

(d) all insurance policies and prepaid insurance, including but not limited to life, casualty and professional or general liability policies, and all proceeds therefrom;

(e) all financial books and records, all minute books and membership interest transfer books of either Seller;

(f) either Seller’s employee benefit agreements, plans or arrangements listed in Schedule 5.18(a) or Schedule 5.18(d) or otherwise maintained by either Seller on behalf of persons employed by either Seller;

(g) all refunds of any Tax for which either Seller is liable pursuant to Section 7.2;

(h) the license described on Schedule 2.2(h);

(i) all fees resulting from the engagement described on Schedule 2.2(i);

(j) all membership interests in the Subsidiary; and

(k) all client work papers, client proprietary or confidential information or other asset or interests therein that are not owned by Sellers, but rather are owned by clients of Sellers; provided that Buyer shall have access to such client work papers, client proprietary or confidential information or other asset to the extent necessary to perform engagements for such clients, subject to any required consent of such client.

2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Sellers the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof:

(a) liabilities and obligations of either Seller (i) to be paid or performed after the Closing Date under the Seller Agreements (including the obligation to provide services under the Seller Agreements for which prepayment has been made as a result of the Deposits being retained by Sellers pursuant to Section 2.2(a)) and the leases, contracts and other agreements with respect to the Business not required by the terms of Section 5.20 to be listed in a Schedule to this Agreement, and (ii) for employee payroll and payroll taxes, if any, to be paid to the employees of Seller (other than the Owners), whether or not such employees are Transferring Employees, accrued in the normal course of business and listed on Schedule 2.3(a), except in each case described in clauses (i) or (ii), to the extent such liabilities and obligations, but for a breach or default by or violation of law by either Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or violation; and

(b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 7.2.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of either Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a) any liabilities in respect of Taxes for which either Seller is liable pursuant to Section 7.2;

(b) except as provided in Section 2.3(a)(ii), any payables and other liabilities or obligations of either Seller to any of its employees or Affiliates or any member or other or former employee or member or either Seller, including any accrued bonuses or commissions as of the Closing;

(c) any costs and expenses incurred by either Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(d) any liabilities or obligations in respect of any Excluded Assets;

(e) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.22; or

(f) any liabilities and obligations related to, associated with or arising from (i) the occupancy, operation, use or control of any of the Business Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case described in clauses (i) and (ii) incurred or imposed by any Requirements of Laws, including liabilities and obligations related to, or arising from, any Release of any Contaminant on, at or from the Business Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:

(i) $38,000,000 in cash paid at Closing (the “Closing Date Cash Payment”), and

(ii) the Deferred Delivery Shares.

3.2. Deferred Share Payments. (a) Subject to the provisions of Section 8.5(a)(ii)(C), on February 8, 2006, Buyer shall issue and deliver to CBW (or subject to Section 7.6, its designee), as part of the Purchase Price, a number of shares of common stock, par value $.001 per share (including associated preferred stock purchase rights) of Buyer equal to the sum of (i) 65,136 and (ii) an amount determined by dividing $1,583,333 by the average closing price per share for shares of Buyer’s common stock on the New York Stock Exchange for the ten day period ending on the fifth trading day prior to the date such shares are issued; provided, however, that if Buyer’s common stock is not then listed on the New York Stock Exchange, then: (x) if Buyer’s common stock is listed on another exchange or quoted on a quotation system or traded in the over-the-counter market, then the number of shares to be issued pursuant to this clause (ii) shall be equal to the number determined by dividing $1,583,333 by the average closing price per share (or the average of the last bid price per share) for shares of Buyer’s common stock on the primary exchange, quotation system or market on which such shares are listed or quoted, for the Trading Period; and (y) if Buyer’s common stock is not listed on another exchange or quotation system or traded in the over-the-counter market, then the number of shares to be issued pursuant to this clause (ii) shall be mutually determined by Buyer and CBW acting in good faith (the shares issued and delivered pursuant to this Section 3.2(a) being collectively referred to as the “2006 Shares”). For purposes of this Section 3.2, “Trading Period” shall mean either (I) the ten trading day period ending on the fifth trading day prior to the date the applicable shares are issued or (II) if Buyer’s common stock is not then listed on a national securities exchange or the NASDAQ national market (or any successor exchange thereto), the ten most recent days on which Buyer’s common stock was actually traded prior to the fifth day prior to the date the applicable shares are issued.

(b) Subject to the provisions of Section 8.5(a)(ii)(C), on February 8, 2007, Buyer shall issue and deliver to CBW (or subject to Section 7.6, its designee), as part of the Purchase Price, a number of shares of common stock, par value $.001 per share (including associated preferred stock purchase rights) of Buyer equal to the sum of (i) 65,136 and (ii) an amount determined by dividing $1,583,333 by the average closing price per share for shares of Buyer’s common stock on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date such shares are issued; provided, however, that if Buyer’s common stock is not then listed on the New York Stock Exchange, then: (x) if Buyer’s common stock is listed on another exchange or quoted on a quotation system or traded in the over-the-counter market, then the number of shares to be issued pursuant to this clause (ii) shall be equal to the number determined by dividing $1,583,333 by the average closing price per share (or the average of the last bid price per share) for shares of Buyer’s common stock on the primary exchange, quotation system or market on which such shares are listed or quoted, for the Trading Period; and (y) if Buyer’s common stock is not listed on another exchange or quotation system or traded in the over-the-counter market, then the number of shares to be issued pursuant to this clause (ii) shall be mutually determined by Buyer and CBW acting in good faith (the shares issued and delivered pursuant to this Section 3.2(b) being collectively referred to as the “2007 Shares”).

(c) Subject to the provisions of Section 8.5(a)(ii)(C), on February 6, 2008 Buyer shall issue and deliver to CBW (or subject to Section 7.6, its designee), as part of the Purchase Price, a number of shares of common stock, par value $.001 per share (including associated preferred stock purchase rights) of Buyer equal to the sum of (i) 65,136 and (ii) an amount determined by dividing $1,583,333 by the average closing price per share for shares of Buyer’s common stock on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date such shares are issued; provided, however, that if Buyer’s common stock is not then listed on the New York Stock Exchange, then: (x) if Buyer’s common stock is listed on another exchange or quoted on a quotation system or traded in the over-the-counter market, then the number of shares to be issued pursuant to this clause (ii) shall be equal to the number determined by dividing $1,583,333 by the average closing price per share (or the average of the last bid price per share) for shares of Buyer’s common stock on the primary exchange, quotation system or market on which such shares are listed or quoted, for the Trading Period; and (y) if Buyer’s common stock is not listed on another exchange or quotation system or traded in the over-the-counter market, then the number of shares to be issued pursuant to this clause (ii) shall be mutually determined by Buyer and CBW acting in good faith (the shares issued and delivered pursuant to this Section 3.2(c) being collectively referred to as the “2008 Shares”).

(d) If a Buyer Sale shall be consummated, then all Deferred Delivery Shares that have not been issued as of such consummation shall be issued immediately prior to such consummation. Subject to the provisions of Section 8.5(a)(ii), if Buyer shall fail to issue and deliver any of the Deferred Delivery Shares to be issued to CBW pursuant to this Section 3.2 on or prior to the date such Deferred Delivery Shares were required to be issued and delivered, and such failure continues after thirty (30) days written notice of such failure given by CBW to Buyer, then all Deferred Delivery Shares that have not previously been issued shall be issued immediately after the expiration of such thirty day period.

3.3. Allocation of Purchase Price. The Purchase Price (including, for purposes of this Section 3.3, any other consideration paid to Sellers including the Assumed Liabilities) shall be allocated among the Purchased Assets in the manner set forth in Schedule 3.3 (the “Allocation Schedule”). Buyer and Sellers each agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Sellers each agrees to provide the other promptly with any other information required to complete IRS Form 8594.

ARTICLE IV

CLOSING

4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., local time, on the date hereof, or such later date as may be agreed upon by Buyer and Sellers, at the offices of Sidley Austin Brown & Wood LLP, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Buyer and Sellers. The Closing shall be deemed to be effective as of 12:01 A.M., Chicago time, on such date, and such time and date are sometimes referred to herein as the “Closing Date.”

4.2. Payment on the Closing Date. At the Closing Buyer shall pay to CBW an amount equal to the Closing Date Cash Payment by wire transfer of immediately available funds to the account in the United States specified by CBW in writing to Buyer at least two business days prior to the Closing.

4.3. Buyer’s Additional Deliveries. At the Closing Buyer shall deliver to Sellers all the following:

(a) a copy of Buyer’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to CBW, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(d) the Instrument of Assumption duly executed by Buyer; and

(e) the Employment Agreements duly executed by Buyer.

4.4. Sellers’ Deliveries. At Closing Sellers and the Selling Parties shall deliver to Buyer all the following:

(a) a copy of the Certificate of Formation of each Seller certified as of a recent date by the Secretary of State of the State of Delaware and a copy of the Certificate of Incorporation of each Member certified as of a recent date by the Secretary of State of the state of its incorporation;

(b) a certificate of good standing of each Seller and each Member issued as of a recent date by the Secretary of State of the state of its formation or incorporation;

(c) a certificate of the secretary or an assistant secretary of each Seller and each Member, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to its Certificate of Formation or Certificate of Incorporation since a specified date; (ii) its operating agreement or bylaws; (iii) the resolutions of its manager or Board of Managers and of its members (in the case of each Seller) or of its Board of Directors and shareholders (in the case of each Member) authorizing the execution and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of its officers executing this Agreement and any Seller Ancillary Agreement;

(d) the Instrument of Assignment duly executed by each Seller;

(e) Employment Agreements duly executed by each of the Owners;

(f) an Agreement regarding Confidential Information, Intellectual Property and Non-Solicitation Agreement, in the form of Exhibit D (the “Confidential Information Agreement”) duly executed by each Owner;

(g) all consents, waivers or approvals obtained by either Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(h) an assignment with respect to each of the leases of real estate described in Schedule 5.11, duly executed by CBW and in form and substance reasonably satisfactory to Buyer; and

(i) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, each Seller and each Selling Party shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

AND THE SELLING PARTIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and the Selling Parties jointly and severally represent and warrant to Buyer and agree as follows:

5.1. Organization of Sellers and Members. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Edward R. Casas, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. G. Benjamin, CPA, P.C. is a professional corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Seller and each Member is duly qualified to transact business and is in good standing in each of the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchased Assets, the conduct of the Business, or the operations, profits or financial condition of either Seller or either Member. No other jurisdiction has demanded, requested or otherwise indicated that either Seller or either Member is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business.

Each Seller and each Member has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted by it. The Members own, beneficially and of record, all of the membership interests of CBW. CBW owns, beneficially and of record, all of the membership interests of Subsidiary. Edward R. Casas owns, beneficially and of record, all of the ownership interests of Edward R. Casas, Inc. Gerald R. Benjamin owns, beneficially and of record, all of the voting ownership interests of G. Benjamin, CPA, P.C.

True and complete copies of the certification of formation and all amendments thereto and of the operating agreements, as amended to date, of each Seller and the certificate of incorporation and by-laws of each Member have been delivered to Buyer.

5.2. Subsidiaries, Investments and Members. Except for (a) the membership interests of Subsidiary owned by CBW, (b) the investment assets described on Schedule 2.2(b) and (c) as otherwise described on Schedule 5.2, neither Seller, directly or indirectly, (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) controls any corporation, partnership, joint venture or other entity and, except for its ownership of membership interests in CBW, neither Member owns any assets or properties used in the Business or conducts any portion of the Business.

5.3. Authority of Sellers. (a) Each Seller and each Member has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Seller or Member. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by each Seller and each Member have been duly authorized and approved by such Seller’s or Member’s manager or board of managers and members (in the case of each Seller) or board of directors and shareholders (in the case of each Member) and do not require any further authorization or consent of such Seller or its members or of such Member or its shareholders. This Agreement has been duly authorized, executed and delivered by each Seller and each Member and is the legal, valid and binding obligation of such Seller or Member enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Seller Ancillary Agreements to be executed, delivered and performed by such Seller or Member has been duly authorized by such Seller or Member and is a legal, valid and binding obligation of such Seller or Member enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Each Owner has the legal right, power and capacity to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Owner. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by such Owner do not require any further authorization or consent of either Seller or such Owner. This Agreement has been duly executed and delivered by each Owner and is the legal, valid and binding obligation of such Owner enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Seller Ancillary Agreements to be executed, delivered and performed by such Owner and is, a legal, valid and binding obligation of such Owner enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the certificate of formation or operating agreement of either Seller, or the certificate of incorporation or bylaws of either Member, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Seller or any Selling Party is a party or any of the Purchased Assets is subject or by which either Seller or any Selling Party is bound, (D) any Court Order to which either Seller or any Selling Party is a party or any of the Purchased Assets is subject or by which either Seller or any Selling Party is bound, or (E) any Requirements of Laws affecting either Seller or any Selling Party or the Purchased Assets; or

(ii) require the approval, consent, authorization or act of, or the making by either Seller or any Selling Party of any declaration, filing or registration with, any Person.

5.4. Financial Statements. Schedule 5.4 contains (i) the audited consolidated balance sheets of CBW as of December 31, 2002 and 2003 and the related consolidated statements of income and cash flows for the years then ended, together with the appropriate notes to such financial statements, and (ii) the unaudited consolidated balance sheet of CBW as of the Balance Sheet Date and the related consolidated statements of income for the year then ended. Except as set forth therein or in the notes thereto, and in the case of the unaudited consolidated balance sheet described in clause (ii), except for the absence of notes and a statement of cash flows, such balance sheets and statements of income and cash flow have been prepared in conformity with generally accepted accounting principles consistently applied, and such balance sheets and related statements of income and cash flow present fairly the consolidated financial position and consolidated results of operations of CBW as of their respective dates and for the respective periods covered thereby.

5.5. Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 5.5(a), since the Balance Sheet Date, there has been

(i) no material adverse change in the Purchased Assets, the Business or the operations, profits, or financial condition of either Seller, and, to the knowledge of Sellers, no fact or condition exists or is contemplated or threatened which would reasonably be expected to cause such a change in the future; and

(ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.

(b) Except as set forth in Schedule 5.5(b), since the Balance Sheet Date, Sellers have conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, neither Seller has:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from either Seller to any Selling Party or to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by either Seller after the Balance Sheet Date, except for immaterial amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(ii) cancelled any debts owed to or claims held by either Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(iv) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi) made, or agreed to make, any payment of cash or distribution of assets to any Selling Party or any of its Affiliates, other than the payment of salaries, bonuses or expense reimbursement in the ordinary course of the Business consistent with past practice and other than distributions of Excluded Assets;

(vii) instituted any increase in any compensation payable to any employee of either Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of either Seller other than in the ordinary course of the Business consistent with past practice;

(viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2(a) or accelerating deductions to periods for which Sellers are liable pursuant to Section 7.2(a)); or

(ix) made any change in the accounting principles and practices used by either Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended.

5.6. No Undisclosed Liabilities. Except as set forth in Schedule 5.6, neither Seller is subject to any liability that would have a material adverse effect on the Purchased Assets, the Business or the operations, profits or financial condition of either Seller (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice.

5.7. Taxes. Except as set forth in Schedule 5.7, and except to the extent that the following would not have a material adverse effect on the Purchased Assets, the Business or the operations, profits or financial condition of either Seller, (a) each Seller has filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (b) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid; (c) all such Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (d) to the knowledge of Sellers, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes and no basis exists therefor; (e) neither Seller has waived or been requested to waive any statute of limitations in respect of Taxes; (f) all monies required to be withheld by either Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (g) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; (h) none of the Purchased Assets is properly treated as owned by persons other than Sellers for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (i) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (j) following the Closing Date, pursuant to any agreement or arrangement entered into by either Seller or any Affiliate thereof on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (k) each Seller is properly treated as the owner, for all federal, state, local and other income Tax purposes, of all property of which it is the lessor; (l) neither Seller is a party to any Tax allocation or sharing agreement; and (m) neither Seller has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was either Seller), or has any liability for the Taxes of any person (other than either Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

5.8. Availability of Assets. (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and are suitable for the uses for which intended.

(b) Schedule 5.8 sets forth a description of all material services provided by either Seller or any Affiliate of either Seller in connection with the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.18(i) and the manner in which the costs of providing such services have been allocated to the Business.

5.9. Governmental Permits. (a) Each Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”), except where the failure so to own, hold or possess would not have a material adverse effect on the Purchased Assets, the Business or the operations, profits or financial condition of either Seller. Schedule 5.9 sets forth a list of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been made available to Buyer by Sellers.

(b) Except as set forth in Schedule 5.9, (i) each Seller has fulfilled and performed its obligations in all material respects under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would materially adversely affect the rights of either Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, either Seller or any Selling Party; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

5.10. Real Property. Neither Seller owns any real property or hold any option to acquire any real property.

5.11. Real Property Leases. Schedule 5.11 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which either Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in such Schedule, each Seller has the right to quiet enjoyment of all the Leased Real Property upon terms set forth in the applicable lease or similar agreement for the full term of the lease (and any renewal option related thereto) relating thereto, and the leasehold or other interest of such Seller in the Leased Real Property is not subject to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any title opinions, surveys and appraisals in either Seller’s possession or any policies of title insurance currently in force and in the possession of either Seller with respect to each parcel of Leased Real Property have heretofore been made available by Sellers to Buyer.

5.12. Condemnation. To the knowledge of Sellers, neither the whole nor any part of the Leased Real Property or the Business or is subject to any pending suit for condemnation or other taking by any public authority, and no such condemnation or other taking is threatened or contemplated.

5.13. Personal Property. Schedule 5.13 contains a list of all equipment, furniture and other personal property owned by either Seller and used in or relating to the Business.

5.14. Personal Property Leases. Schedule 5.14 contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which either Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.

5.15. Intellectual Property; Software. (a) Schedule 5.15 contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patents and Trademarks (including all assumed or fictitious names under which either Seller is conducting the Business or has within the previous five years conducted the Business) owned by, licensed to or used by either Seller.

(b) Schedule 5.15 contains a list and description (showing in each case any owner, licensor or licensee) of all Software, licensed to or used by either Seller; provided that Schedule 5.15 does not list mass market Software licensed to either Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements. Neither Seller owns any Software.

(c) Schedule 5.15 contains a list of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which either Seller or any Selling Party is a party that relates to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 5.15, (ii) any Trade Secrets owned by, licensed to or used by either Seller or (iii) any Software listed in Schedule 5.15.

(d) Except as disclosed in Schedule 5.15, each Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property owned by it included in the Purchased Assets, free and clear of any Encumbrance, or (ii) has the perpetual, royalty-free right to use the same and to use all Software listed in Schedule 5.15. Except as set forth in Schedule 5.15, the applicable Seller is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each application or registration identified in Schedule 5.15 as being owned by such Seller.

(e) Except as disclosed in Schedule 5.15: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by either Seller are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by either Seller has not been cancelled or abandoned and is valid and enforceable; and (iii) the applicable Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property owned by such Seller, and to the knowledge of Sellers, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by either Seller; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by either Seller (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been made available by Sellers to Buyer.

(f) Except as set forth in Schedule 5.15, (i) no infringement, misappropriation, dilution, or violation of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business, (ii) no claim of any infringement, misappropriation, dilution, or violation of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business and (iii) neither Seller nor any Selling Party has had notice of, nor do Sellers have knowledge of any basis for, a claim against either Seller that the operations, activities, products, software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person.

(g) Except as disclosed in Schedule 5.15, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Intellectual Property on behalf of either Seller or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which either Seller is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of either Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

5.16. Title to Property. Each Seller has good and marketable title to all of the Purchased Assets owned or held by it, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, the applicable Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

5.17. Accounts Receivable. All accounts receivable of either Seller have arisen from bona fide transactions by such Seller in the ordinary course of the Business consistent with such Seller’s past practice. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet; and all accounts receivable to be included in the Purchased Assets will be good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet.

5.18. Employees and Related Agreements; ERISA. (a) Schedule 5.18(a) sets forth a list of each retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, to which either Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.18(d) (“Seller’s Non-ERISA Plans”).

(b) Schedule 5.18(b) sets forth a list of each agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee, subcontractor or consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which either Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than either Seller’s Non-ERISA Plans and other than plans of the type described in Section 5.18(d) (“Seller’s Compensation Commitments”).

(c) Copies of all written Seller’s Non-ERISA Plans and Seller’s Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Seller’s Non-ERISA Plan and Seller’s Compensation Commitment have been made available or delivered to Buyer. Schedules 5.18(a) and 5.18(b) contain a description of all oral Seller’s Non-ERISA Plans and Seller’s Compensation Commitments.

(d) Schedule 5.18(d) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of either Seller (collectively, “Seller’s ERISA Plans”). Except as set forth in Schedule 5.18(d), (i)

neither Seller has ever maintained any employee pension benefit plan and (ii) neither Seller has ever been required to contribute to any “multiemployer plan”. Neither Seller has ever maintained an ERISA Plan which is a defined benefit plan (as such term is defined in Section 3(35) of ERISA).

(e) Each Seller’s ERISA Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(f) Each Seller’s ERISA Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and no circumstance exists which might cause such Plan to cease being so qualified.

(g) Neither Seller has any obligations under any of Seller’s Non-ERISA Plans, Seller’s Compensation Commitments or Seller’s ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Seller, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(h) Neither Seller has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code.

(i) Schedule 5.18(i) contains: (i) a list of all employees of either Seller as of January 1, 2005; (ii) the positions, service dates and, if any, leave status (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such employee; (iii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of such Seller) provided by either Seller to any such employees; (iv) a list of all present or former employees of either Seller paid in excess of $25,000 in calendar year 2004 who have terminated or given notice of their intention to terminate their relationship with either Seller since January 1, 2004; (v) a list of any increase, effective after January 1, 2004, in the rate of compensation of any employees or commission salespersons; and (vi) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2004 was in excess of $25,000 per annum.

(j) Except as set forth in Schedule 5.18(j), (i) to the knowledge of Sellers, neither Seller is involved in any transaction or other situation with any employee, officer, director or Affiliate of either Seller which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of either Seller, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

5.19. Employee Relations. Except as set forth in Schedule 5.19, each Seller has complied with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Neither Seller has ever been a party to a collective bargaining agreement. Each Seller believes that its relations with its employees are satisfactory. Neither Seller is a party to, and the Business is not affected by or, to the knowledge of Sellers, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of either Seller. Neither Seller is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of the Business. Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of either Seller which have occurred since January 1, 1997 or, to the knowledge of Sellers, are threatened as of the date hereof.

5.20. Contracts. Except as set forth in Schedule 5.20 or any other Schedule hereto, neither Seller is a party to or bound by:

(i) any contract for the purchase, sale or lease of real property;

(ii) any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $25,000 in 2004, which either Seller reasonably anticipates will involve the payment of more than $25,000 in 2005 or which extends beyond July 1, 2005;

(iii) any contract for the sale of goods or services which involved the payment of more than $25,000 in 2004, which either Seller reasonably anticipates will involve the payment of more than $25,000 in 2005 or which extends beyond July 1, 2005;

(iv) any contract for the purchase, licensing or development of software to be used by either Seller, except for mass market software licensed to either Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements;

(v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, members, Affiliates or others;

(vii) any agreement which provides for, or relates to, the incurrence by either Seller of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(viii) any contract not made in the ordinary course of the Business consistent with past practice;

(ix) any contract or agreement which provides for a most favored pricing provision for any customer or supplier of either Seller;

(x) any contract which limits or restricts where either Seller may conduct the Business; or

(xi) any other contract, agreement, commitment, understanding or instrument which is material to either Seller or the Business.

5.21. Status of Contracts. Except as set forth in Schedule 5.21 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 5.11, 5.14, 5.15, 5.18 and 5.20 (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of the Seller that is a party thereto (and, to the knowledge of Sellers, of any of the other parties thereto) and is in full force and effect and (except as set forth in Schedule 5.3) contains no provision prohibiting assignment and no express provision which would result, upon assignment, in the forfeiture or impairment of any rights thereunder. Each Seller has fulfilled and performed in all material respects its obligations under each of the Seller Agreements, and neither Seller is in, or alleged to be in, breach or default in any material respect under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the knowledge of Sellers, no other party to any of the Seller Agreements has breached or defaulted in any material respect thereunder, and, to the knowledge of Sellers, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by either Seller or by any such other party. Neither Seller is currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been made available to Buyer by Sellers.

5.22. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.22:

(i) the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;

(ii) Each Seller has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business and neither Seller nor any Selling Party has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;

(iii) there are no lawsuits, claims, suits, or proceedings pending against either Seller and, to the knowledge of Sellers, there are no investigations pending and no lawsuits, claims, suits, proceedings or investigations threatened against or affecting either Seller nor, to the knowledge of Sellers, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which either Seller is the plaintiff or claimant;

(iv) there is no action, suit or proceeding pending against either Seller or any Selling Party or, to the knowledge of Sellers, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(v) neither Seller nor the Purchased Assets are subject to any Court Order, other than protective or similar orders, or Requirements of Laws, in the ordinary course of business.

5.23. Environmental Matters. Except as set forth in Schedule 5.23:

(i) neither Seller nor any of the present Business Property or operations, or the past Business Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Business Property) respecting (i) any Requirements of Laws, (ii) any Remedial Action or (iii) any claim of Losses and Expenses, in each case arising from the Release or threatened Release of a Contaminant into the environment;

(ii) neither Seller has: (A) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent; (B) filed a notice pursuant to Section 103(c) of CERCLA; (C) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or (D) filed any notice under any applicable Requirements of Laws reporting a substantial violation of any applicable Requirements of Laws;

(iii) there is not now, nor to the knowledge of Sellers, has there ever been, on or in any Business Property: (A) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or (B) any underground storage tank or surface impoundment or landfill or waste pile.

(iv) to the knowledge of Sellers, there is not now on or in any Business Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

(v) neither Seller nor any Selling Party has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant; and

(vi) any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Requirements of Laws.

5.24. Insurance. Schedule 5.24 sets forth a list and brief description of all policies of insurance maintained, owned or held by either Seller on the date hereof. Each Seller has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Sellers have made available to Buyer correct and complete copies of the most recent inspection reports in the possession of either Seller, if any, received from insurance underwriters as to the condition of the Purchased Assets.

5.25. Customers and Suppliers. Schedule 5.25 sets forth a list of names and addresses of the ten largest customers (“Customers”) and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of each Seller and the percentage of the Business which each Customer or supplier represents or represented during each of the years ended December 31, 2002, 2003 and 2004. Except as set forth in Schedule 5.25, there exists no actual or, to the knowledge of Sellers, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship (i) described in the engagement letter with each Customer or (ii) with any supplier or group of suppliers listed in Schedule 5.25, or whose sales individually or in the aggregate are material to the operations of the Business.

5.26. Securities Law Matters. Each of the Selling Parties and each Seller acknowledges that (a) he or it has been furnished with such documents, materials and information as he or it deems necessary or appropriate for evaluating an investment in Buyer (including, without limitation, Buyer’s 2004 Annual Report to Shareholders, its proxy statement dated March 26, 2004 with respect to its 2004 Annual Meeting of Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as amended by its Form 10-K/A dated December 28, 2004) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its Current Reports on Form 8-K dated April 20, 2004, July 20, 2004 and October 19, 2004 and the description of Buyer’s shares of common stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A filed by Buyer with the Securities and Exchange Commission on September 16, 1996 and on December 7, 1999, respectively) and confirms that he or it has made such further investigation of Buyer as was deemed appropriate to evaluate the merits and risks of this investment and (b) he or it has had the opportunity to ask questions of, and receive answers from, the directors and officers of Buyer and persons acting on Buyer’s behalf, concerning the terms and conditions of the offering of the Deferred Delivery Shares. CBW is acquiring the Deferred Delivery Shares solely for its own account with the intention of holding the Deferred Delivery Shares for purposes of investment only, and CBW has no intention of selling the Deferred Delivery Shares in violation of the federal securities laws or any applicable state securities laws. Each of the Sellers and each of the Selling Parties is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in the Deferred Delivery Shares. Each of the Sellers and each of the Selling Parties understands that the Deferred Delivery Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Sections 3(b) and 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Deferred Delivery Shares have not been registered under the Securities Act or applicable state securities laws, the Deferred Delivery Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Each of the Sellers and each of the Selling Parties are fully aware (i) of the restrictions on sale, transferability and assignment of the Deferred Delivery Shares as described in this Agreement, (ii) that Sellers and the Selling Parties must bear the economic risk of the investment in Buyer for an indefinite period of time, (iii) that Buyer is not obligated to register the Deferred Delivery Shares under the Securities Act or any state securities laws except as may otherwise be agreed in writing, and (iv) that because the sale of the Deferred Delivery Shares has not been registered, an investment in the Deferred Delivery Shares may not be readily liquidated. Each of the Sellers and each of the Selling Parties acknowledge that each certificate representing the Deferred Delivery Shares shall bear a legend with respect to the restrictions described in this Section 5.26 and 7.6.

5.27. No Finder. Neither Seller nor any Selling Party nor any Person acting on its or their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to SunTrust Robinson Humphrey, whose fees and expenses, to the extent payable, shall be paid by CBW.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers and the Selling Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and the Selling Parties and agrees as follows:

6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2. Authority of Buyer. (a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Certificate of Incorporation or By-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

6.3. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4. Capital Stock of Buyer. Subject in all respects to the terms and conditions of this Agreement, the Deferred Delivery Shares to be issued pursuant to this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, or by Buyer’s Certificate of Incorporation or By-laws or any agreement to which Buyer is a party or is bound, and (ii) will, when issued, be listed on the New York Stock Exchange. Buyer has reserved for issuance a sufficient number of authorized but unissued shares of its common stock to complete the transactions contemplated by this Agreement.

6.5. SEC Filings; Financial Statements.

(a) Buyer has delivered or made available to Sellers accurate and complete copies (excluding copies of exhibits) of each report and definitive proxy statement filed by Buyer with the Securities and Exchange Commission under the Exchange Act since January 1, 2004 (the “Buyer SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Buyer with the Securities and Exchange Commission under the Exchange Act since January 1, 2004 have been so filed on a timely basis. As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained in the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Buyer and its consolidated subsidiaries for the periods covered thereby.

6.6. Absence of Changes. Since September 30, 2004, there has been no material adverse change in the operations, profits or financial condition of Buyer.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Covenant Not to Compete or Solicit Business. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller and each Selling Party covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, neither Seller nor any Selling Party nor any of their respective Affiliates will:

(i) directly or indirectly (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business materially the same as or competitive with the Business anywhere in North America (it being understood by the parties hereto that the Business is not limited to any particular region of North America and that such business may be engaged in effectively from any location in North America); or

(ii) induce or attempt to persuade any employee, consultant, agent or customer of either Seller to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

provided, however, that nothing set forth in this Section 7.1 shall prohibit either Seller or any Selling Party or their respective Affiliates from owning (x) as a passive investment any Excluded Asset or (y) any new investment which does not constitute in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market. In addition, each Seller and each Selling Party covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

(b) If either Seller or any Selling Party or any of their respective Affiliates violates any of its obligations under this Section 7.1, Buyer may proceed against such Seller or Selling Party in law or in equity for such damages or other relief as a court may deem appropriate. Each Seller and each Selling Party acknowledges that a violation of this Section 7.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Each Seller and each Selling Party therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such Seller or Selling Party or such Affiliate of either Seller or either Selling Party to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7.2. Taxes. (a) Each Seller and each Selling Party shall be liable for and pay, and shall indemnify Buyer against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period; provided, that Buyer shall not be liable for any Taxes for which either Seller or any Selling Party is liable under this Agreement.

(b) Notwithstanding Section 7.2(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Sellers. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each Seller and each Selling Party and Buyer shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.2; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

7.3. Discharge of Business Liabilities. Each Seller and each Selling Party covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of either Seller arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to instruments of assumption delivered to Sellers at the Closing, it being understood and agreed that Buyer is assuming no liabilities or obligations of either Seller other than liabilities and obligations so expressly assumed by Buyer.

7.4. Employees and Employee Benefit Plans. (a) Promptly after the Closing Buyer shall make an offer of employment to each of the employees of either Seller, which offer shall (i) reflect positions and base salaries set forth on Schedule 7.4 and (ii) be conditioned upon, among other things, the execution by such employee of a Confidential Information Agreement. Each Seller and each Selling Party shall use their reasonable best efforts to have all of the employees of each Seller become employees of Buyer on the Closing Date. For purposes of determining eligibility to participate and vesting under any employee benefit plan of Buyer, employees of either Seller who become employees of Buyer and actually perform services for Buyer on the Closing Date or within twelve (12) weeks immediately thereafter (the “Transferring Employees”) shall receive service credit for service with Buyer to the same extent such credit was granted under either Seller’s comparable employee benefit plans. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(b) To the extent permitted therein, all Transferring Employees shall be covered by Buyer’s medical plan on the first day of the calendar month immediately following the Closing Date. Each Seller and each Selling Party shall pay any premiums and take any other actions necessary to continue coverage under either Seller’s plan for the Transferring Employees until and including the last day of the calendar month in which the Closing Date occurs. To the extent permitted by the applicable insurance contracts, each Transferring Employee shall receive credit under Buyer’s medical plan for all amounts paid during the current calendar year under the applicable Seller’s medical plan, including deductible amounts and coinsurance amounts.

(c) With respect to each Transferring Employee, each Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Buyer shall not assume or be obligated to pay, perform or discharge any liability or obligation under any employee benefit plan of either Seller or its Affiliates.

(d) Subject to requirements of applicable law, each Seller shall transfer to Buyer on the Closing Date complete copies of the personnel records of Transferring Employees.

(e) Except as provided in Section 2.3(a)(ii) and Section 7.4(g), Buyer shall have no liabilities: (i) related to the employees of either Seller who do not become Transferring Employees; (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct prior to the Closing Date; or (iii) to the extent such liability arises under or relates to any employee benefit plan of either Seller or any of its Affiliates.

(f) Buyer shall not have responsibility for any severance or termination pay obligations and damages for wrongful dismissal, including, without limitation, obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date for employees of either Seller or any of its Affiliates who do not become Transferring Employees.

(g) Buyer shall be responsible for satisfying the “continuation coverage” requirements under Section 4980B of the Code, Part 6 of Title I of ERISA and any applicable comparable state law (“COBRA Coverage”) with respect to each Transferring Employee, each employee of either Seller who does not become a Transferring Employee (and any dependent) and each former employee of either Seller who is listed on Schedule 7.4(g) and whose employment terminated prior to the Closing Date (and any dependent) who is entitled to COBRA Coverage.

(h) Following the Closing, Buyer shall reimburse employees of Seller (including the Owners) for all travel and business expenses incurred prior to the Closing that are actually reimbursed to Buyer pursuant to the terms of a Seller Agreement.

7.5. Change in Corporate Name. Each Seller agrees promptly after the Closing Date to change its name to a name that does not include the words “Casas”, “Benjamin”, “White”, “CBW” or any variation thereof.

7.6. Additional Transfer Restrictions. (a) In addition to the restrictions described in Section 5.26, prior to the issuance of any Deferred Delivery Shares, neither Seller nor any Selling Party shall, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), grant any option to purchase or otherwise sell or reduce its risk with respect to (collectively, a “Transfer”), such undelivered Deferred Delivery Shares.

(b) The restrictions on Transfers of Deferred Delivery Shares and the restrictions on Transfer of membership or ownership interests pursuant to Section 7.7 shall not apply to any of the following Transfers of Deferred Delivery Shares or such membership or ownership interests:

(i) from CBW to Buyer or to a Member or Owner; provided that any Transfer of Deferred Delivery Shares to a Member or Owner shall not be made unless such Member or Owner has delivered to Buyer a signed copy of this Agreement or a written agreement in form and substance satisfactory to Buyer agreeing to the restrictions on such Deferred Delivery Shares or such membership or ownership interests provided hereby and in Section 7.7 and containing representations similar to those provided in Section 5.26;

(ii) from: (A) an Owner on death by will or intestacy to his or her immediate family or to a trust, the beneficiaries of which are exclusively a charity (or charities), a member (or members) of his or her immediate family or (B) from an Owner during his or her lifetime to a trust, the trustees and beneficiaries of which are exclusively a charity (or charities) or such Owner and/or a member (or members) of his or her immediate family; provided that in each such case prior to any such Transfer each transferee shall execute a written agreement in form and substance satisfactory to Buyer, agreeing to the restrictions provided in this Section 7.6 and Section 7.7 and containing representations similar to those provided in Section 5.26;

(c) The portion of the legend on the Deferred Delivery Shares relating to sale of the Deferred Delivery Shares without compliance with the registration provisions of the Securities Act shall be removed from a particular certificate representing such Deferred Delivery Shares when an unqualified opinion of counsel reasonably satisfactory to Buyer has been delivered to Buyer to the effect that any such security may be freely sold to the public without compliance with the registration provisions of the Securities Act.

7.7. Restrictions on Ownership. Prior to the issuance of all of the Deferred Delivery Shares, neither CBW nor any Member shall (i) permit the Transfer of any membership interest of such Person, (ii) issue additional ownership interests or (iii) permit any existing Member (in the case of CBW) or Owner (in the case of each Member) to Transfer any ownership interest of such Person, each without the written consent of Buyer.

7.8. Assignment or Enforcement of Certain Agreements. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller covenants and agrees that, with respect to each employee of either Seller who does become an employee of Buyer after the Closing, each Seller shall either (a) assign to Buyer all rights of Buyer pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition, nonsolicitation of employees or clients and similar matters or (b) if such agreements, covenants or obligations cannot be assigned to Buyer, then, upon Buyer’s request and at Buyer’s expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.

(b) To the extent that Buyer or its Affiliates become subject to an action, suit or proceeding relating to post-Closing performance of any client engagements under any Seller Agreement, at the direction and expense of Buyer, to the extent such Seller Agreement has not been assigned to Buyer, Sellers shall enforce any available indemnification or contribution provisions under such Seller Agreements and shall remit to Buyer any amounts received thereunder after subtracting amounts recovered on behalf of or for the benefit of the Selling Parties attributable to pre-Closing performance thereunder.

7.9. Delivery of Audited Financial Statements. As soon as practicable after the Closing Date (and in no event later than 60 days after the Closing Date) Sellers and the Members shall deliver to Buyer the audited consolidated balance sheet of CBW as of December 31, 2004 and the related consolidated statements of income and cash flows for the year then ended, in each case audited by the independent accountants that audited the financial statements described in Section 5.4(i), which audit shall not be qualified in any respect.

7.10. Current Public Information. Until such time as the Sellers or the Selling Parties have disposed of all of the Deferred Delivery Shares, Buyer will use its best efforts to file in a timely manner all reports and other documents required to be filed by it under the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and will use its reasonable efforts to take such further action as the Sellers or the Selling Parties may reasonably request, all to the extent required to enable such holders to sell Deferred Delivery Shares pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon reasonable request, Buyer shall deliver to Seller or the Selling Parties a written statement as to whether it has complied with such requirements.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by Sellers and the Selling Parties. Each Seller and each Selling Party jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member in connection with or arising from:

(i) any breach by either Seller or any Selling Party of any of the covenants in this Agreement or in any Seller Ancillary Agreement;

(ii) any failure of either Seller or any Selling Party to perform any of the obligations in this Agreement or in any Seller Ancillary Agreement;

(iii) any breach of any warranty or the inaccuracy of any representation of either Seller or any Selling Party contained or referred to in this Agreement or any certificate delivered by or on behalf of either Seller or any Selling Party pursuant hereto;

(iv) any failure of Sellers to obtain prior to the Closing any consent set forth in Schedule 5.3;

(v) the failure of either Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities; or

(vi) the failure of either Seller to perform any Excluded Liability.

Notwithstanding the foregoing, (x) neither Edward R. Casas nor Edward R. Casas, Inc. shall indemnify or hold harmless any Buyer Group Member from or against any Loss or Expense in connection with or arising from any breach by G. Benjamin, CPA, P.C. or Gerald R. Benjamin of (i) any of the provisions in Section 7.1 of this Agreement or (ii) any other Seller Ancillary Agreement and (y) neither Gerald R. Benjamin nor G. Benjamin, CPA, P.C. shall indemnify or hold harmless any Buyer Group Member from or against any Loss or Expense in connection with or arising from any breach by Edward R. Casas, Inc. or Edward R. Casas of (i) any of the provisions in Section 7.1 of this Agreement or (ii) any other Seller Ancillary Agreement.

8.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

(i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

(ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

(iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or

(iv) the failure of Buyer to perform any Assumed Liability.

8.3. Notice of Claims. (a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) pursuant to Section 9.17 and, if necessary, Section 9.18; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

8.4. Third Person Claims. (a) Subject to Section 8.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where either Seller or any Selling Party is the Indemnitor, will have no continuing effect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

8.5. Limitations on Indemnification Obligations. (a) The obligations of Sellers and the Selling Parties pursuant to the provisions of Section 8.1 are subject to the following limitations:

(i) Sellers and the Selling Parties shall be required to indemnify and hold harmless under Section 8.1(iii) with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.16 and 5.27 (the “Excluded Representations”), as to which this subsection (i) shall have no effect) only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000;

(ii) the aggregate amount that Sellers and the Selling Parties shall be required to indemnify and hold harmless under Section 8.1(iii) (other than Loss on Expense incurred as a result of inaccuracies of the Excluded Representations, as to which this subsection (ii) shall have no effect) shall not exceed an amount equal to $9,500,000 and the aggregate amount that any Owner shall be required to indemnify and hold harmless under Section 8.1(iii) shall not exceed an amount equal to the product of such Owner’s Owner Percentage and $9,500,000 and, subject to such limitations, any such unpaid amounts (each, an “Indemnified Amount”) shall be satisfied solely (A) by delivery to Buyer of any Deferred Delivery Shares then held by Sellers or the Selling Parties or their Affiliates, (B) if Sellers, any Selling Party or their Affiliates have disposed of any Deferred Delivery Shares, by delivery to Buyer of an amount equal to the proceeds of such disposition and (C) if all Deferred Delivery Shares described in clause (A) and all such proceeds described in clause (B) have been so delivered to Buyer, by reducing the number of any Deferred Delivery Shares to be delivered thereafter pursuant to this Agreement (the number of Deferred Delivery Shares to be delivered to Buyer pursuant to clause (A) above or the number of Deferred Delivery Shares to be reduced pursuant to clause (C) above shall be equal to the Indemnified Amount divided by the average closing price per share for shares of Buyer’s common stock on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date of such delivery or reduction, as the case may be); and

(iii) the indemnification provided for in Section 8.1(iii) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(iii) thereafter), except that the indemnification by Sellers and the Selling Parties shall continue as to: (A) the representations and warranties set forth in the Excluded Representations, as to all of which no time limitation shall apply and (B) any Loss or Expense of which any Buyer Group Member has notified Sellers or the Selling Parties in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Sellers and the Selling Parties shall continue until the liability of Sellers and the Selling Parties shall have been determined pursuant to this Article VIII, and Sellers and the Selling Parties shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article VIII.

(b) The obligations of Buyer pursuant to the provisions of Section 8.2 are subject to the following limitations:

(i) Buyer shall be required to indemnify and hold harmless under Section 8.2(iii) with respect to Loss and Expense incurred by Seller Group Members only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000 and the aggregate amount that Buyer shall be required to indemnify and hold harmless under Section 8.3(iii) shall not exceed an amount equal to $9,500,000; and

(ii) the indemnification provided for in Section 8.2(iii) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(iii) thereafter), except that the indemnification by Buyer shall continue as to any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article VIII.

8.6. No Implied Representations. Buyer, Sellers and the Selling Parties acknowledge that, except as expressly provided in this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

8.7. Exclusivity. The remedies provided in this Article VIII shall be the sole and exclusive remedy of each Buyer Group Member and Seller Group Member with respect to any matter referred to in Sections 8.1 or 8.2 or otherwise in connection with the transactions contemplated by this Agreement, other than with respect to rights to equitable relief. Notwithstanding the preceding sentence, nothing in this Section 8.7 or elsewhere in this Agreement shall limit any party’s liability for fraud..

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article VIII, the representations and warranties contained in this Agreement shall terminate eighteen (18) months after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

9.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers or the Selling Parties, to their counsel, accountants or financial advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

9.3. No Public Announcement. Neither Buyer, either Seller nor any Selling Party shall, without the approval of Buyer and CBW, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

9.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

If to Buyer, to:

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, IL 60611

Attention: Philip Steptoe

with a copy (which shall not constitute notice), to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 S. Dearborn

Chicago, IL 60603

Attention: Steven Sutherland, Esq.

If to either Seller or any Selling Party, to:

Edward R. Casas, M.D.

234 Warwick

Kenilworth, IL 60043

and

Gerald R. Benjamin

650 Widgeon Lane

Atlanta, GA 30327

with a copy (which shall not constitute notice), to:

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, OH 44114

Attention: Alan Doris, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

9.5. Successors and Assigns. (a) The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of the other; provided that Buyer may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.5 any right, remedy or claim under or by reason of this Agreement.

9.6. Access to Records after Closing. For a period of six years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of Sellers transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of Sellers prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 9.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give CBW a reasonable opportunity, at its expense, to segregate and remove such books and records as it may select.

For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which either Seller, any Selling Party or any of their respective Affiliates may retain after the Closing Date. Such access shall be afforded by either Seller, the Selling Parties and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.6. If Sellers, the Selling Parties or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, they shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

9.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or Letters of Intent. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

9.8. Interpretation. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

9.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of CBW and Buyer.

9.12. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

9.13. Further Assurances. On the Closing Date each Seller and each Selling Party shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of each Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, each Seller and each Selling Party shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of either Seller thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

9.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

9.15. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.16. Submission to Jurisdiction. Each Seller, each Selling Party and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

9.17. Dispute Resolution. Any dispute, controversy or claim (including any dispute arising under Article VIII of this Agreement), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between any Seller Group Member or any Selling Party, on the one hand, and any Buyer Group Member, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be resolved in accordance with the procedures described in this Section and, if necessary, Section 9.18. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:

(a) Upon written request of either Buyer, on the one hand, or either Seller or any Selling Party, on the other hand, each will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party’s position.

(c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the Dispute does not appear likely; or

(ii) the expiration of the fifteen (15) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 9.17 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 9.18(i) or Section 9.19.

9.18. Arbitration. If resolution of the Dispute still cannot be achieved as contemplated by Section 9.17, the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified by the following provisions of this Agreement:

(a) If the amount in dispute exceeds $100,000, three neutral arbitrators shall be selected by the parties from the AAA panel list in accordance with the appointment rules of the AAA. If the amount in dispute is less than $100,000, selection of one neutral arbitrator by the parties shall be from the AAA panel list in accordance with appointment rules of the AAA.

(b) The arbitration process shall be conducted on an expedited basis by the regional office of the AAA located in Chicago, Illinois. Proceedings in arbitration shall begin no later than forty-five (45) days after the filing of the Dispute with the AAA and shall be scheduled to conclude no later than two-hundred seventy (270) days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.

(c) The arbitrator(s) may in his, her or their discretion order a pre-hearing exchange of information, including, without limitation, production of documents, exchange of summaries of testimony or exchange of statements of position or depositions.

(d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of Section 9.2 of this Agreement.

(e) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

(f) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(g) The parties agree to equally split the cost of any arbitration, including, without limitation, the administrative fee, the compensation of the arbitrator(s) and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s).

(h) The parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.

(i) Notwithstanding the agreements contained in Sections 9.17 and 9.18, either party may apply to a court having jurisdiction to (i) enforce this agreement to arbitrate, (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (iii) avoid the expiration of any applicable limitations period, (iv) preserve a superior position with respect to other creditors, or (v) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (j) below.

(j) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(k) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.18.

Notwithstanding the foregoing, each Seller, each Selling Party and Buyer agree to continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

9.19. Judicial Procedure. Nothing in Sections 9.17 or 9.18 shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Section 9.17 or 9.18.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

NAVIGANT CONSULTING, INC.

By
Name:
Title:

CASAS, BENJAMIN & WHITE, LLC

By
Name:
Title:

CBW SECURITIES, LLC

By
Name:
Title:

EDWARD R. CASAS, INC.

By
Name:	Edward R. Casas, M.D.
Title:

G. BENJAMIN, CPA, P.C.

By
Name:	Gerald R. Benjamin
Title:

Edward R. Casas, M.D.

Gerald R. Benjamin